FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
973-461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® COMPLETES PREVIOUSLY ANNOUNCED
SALE OF INFORMATION SERVICES GROUP
ROSELAND, N.J.(March 3, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that it has completed the previously announced sale of the companies that comprise its Information Services group to Open Solutions Inc (NASDAQ: OPEN). Total fiscal 2005 revenues for the company’s Information Services group was approximately $212 million.
BISYS estimates total proceeds from the sale to be approximately $470 million, subject to final working capital and other adjustments. Net proceeds after closing costs and the payment of taxes are expected to be approximately $300 million. BISYS intends to use the net proceeds from the sale for the retirement of its convertible notes. The company also expects to report a gain on the transaction in its third quarter fiscal 2006 financial statements. In connection with the sale, the parties entered into a transition services agreement designed to ensure a smooth transition of the Information Services business to Open Solutions.
Russ Fradin, BISYS President and CEO, stated, “The sale of the Information Services group will allow us to strategically refocus our efforts on growing the Investment Services and Insurance Services businesses, where we see the greatest opportunities arising for BISYS. At the same time, we are pleased that our long-time technology partner Open Solutions, a leading provider of software and services to financial institutions, will continue to support the Information Service group’s client base and the banking and credit union marketplaces. We are proud of the outstanding accomplishments of our Information Services professionals and wish them continued success.”
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105 Eisenhower Parkway, Roseland, NJ 07068 • (973) 461-2500 • Fax: (973)461-5916

About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.’s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.’s periodic filings with the Securities and Exchange Commission.
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